Exhibit 10.6
EXECUTIVE CHANGE OF CONTROL AND SEVERANCE AGREEMENT
May 16, 2011
EXECUTIVE:
Don Kania
c/o FEI Company
5350 NE Dawson Creek Drive
Hillsboro, OR 97124
FEI:
FEI Company
an Oregon corporation
5350 NE Dawson Creek Drive
Hillsboro, OR 97124
AGREEMENT:
FEI considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of FEI and its shareholders. FEI recognizes that, as is the case with many publicly held corporations, the possibility of a change of control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of FEI and its shareholders. In order to induce Executive to remain employed by FEI in the face of uncertainties about the long-term strategies of FEI and possible change of control of FEI and their potential impact on Executive's position with FEI, this Executive Change of Control and Severance Agreement (“Agreement”), which has been approved by the Board of Directors of FEI, sets forth the severance benefits that FEI will provide to Executive in the event Executive's employment by FEI is terminated under the circumstances described in this Agreement. This Agreement sets forth the entire understanding between FEI and Executive regarding severance benefits and supersedes any and all prior oral and written agreements on the subject.
1.Employment Relationship. Executive is currently employed by FEI as Chief Executive Officer of FEI Company. Executive and FEI acknowledge that Executive's employment with FEI constitutes “at-will” employment, and either party may terminate this employment relationship at any time and for any or no reason, subject to the obligation of FEI to provide the severance benefits specified in this Agreement in accordance with the terms hereof.
2.Release of Claims. In consideration for and as a condition precedent to receiving the severance benefits outlined in this Agreement, Executive agrees to execute a Release of Claims in the appropriate form attached as Exhibit A (“Release of Claims”). Executive promises to execute and deliver the Release of Claims to FEI within the later of (a) 21 days from the date Executive receives the Release of Claims (or within such longer period of time as required by applicable law but in no event later than sixty (60) days following Termination of Executive's Employment, inclusive of any revocation period set forth in the Release of Claims) or (b) the last day of Executive's active employment.
3.Compensation Upon Termination and A Change of Control. In the event of a Termination of Executive's Employment (as defined in Section 7.1 of this Agreement) other than for Cause (as defined in Section 7.2 of this Agreement), death or Disability (as defined in Section 7.4 of this Agreement) that occurs within 3 months prior to or 18 months following a Change of Control (as defined in Section 7.3 of this Agreement), and contingent upon Executive's execution of the Release of Claims without revocation (subject to Section 21) and compliance with Sections 9, 10 and 11, Executive shall be entitled to the following benefits:
3.1As severance pay and in lieu of any other compensation for periods subsequent to the date of Termination of Executive's Employment, FEI shall pay Executive, in a single lump sum payment an amount in cash equal to two and one-half (2 1/2) years of Executive's annual base pay at the rate in effect immediately prior to such date. Subject to Section 19, Executive's severance pay will be paid on the eighth day following execution of the Release of Claims without revocation.

3.2Pursuant to COBRA, a federal law, Executive is entitled to extend coverage under any FEI group health plan in which Executive and Executive's dependents are enrolled at the time of Termination of Executive's Employment. FEI will pay Executive monthly cash payments for a period of 30 months in an amount equal to two times the monthly cost Executive would incur to extend such coverage under the COBRA continuation laws Executive's group health and dental plan coverage in effect at the time of Termination of Executive's Employment. Executive may use these payments for such COBRA continuation coverage, to purchase an individual medical insurance policy or for any other purpose. The initial payment pursuant to this Section 3.2 shall be paid on the same date that the Section 3.1 payment is payable and shall be in an amount equal to the monthly amount calculated as provided in this Section 3.2 multiplied by the number of whole months between the date Executive's coverage under any FEI group health plan ended and such payment date, and the remaining monthly payments shall be paid on the last payroll date of each subsequent calendar month through the end of the payment period specified in this Section 3.2. The payments pursuant to this Section 3.2 shall be treated as separate payments for purposes of Section 409A (defined below). FEI may unilaterally amend this Section 3.2 to the extent it deems reasonably necessary or advisable to avoid the imposition of excise taxes, penalties or similar charges on FEI under Section 4980D of the Internal Revenue Code of 1986, as amended (the "Code").
3.3Executive shall be entitled to receive an amount equal to 250% of the Executive's target benefit for the year in which the Termination of Executive's Employment occurs under the annual cash incentive plan(s) in effect at the time of termination (less bonus amounts previously paid for such year). The amount payable pursuant to Section 3.3 shall be paid on the same date that the Section 3.1 payment is payable.
3.4For a period of 30 months following Termination of Executive's Employment, FEI shall maintain in full force and effect, at its sole cost and expense, for Executive's continued benefit, any life insurance policy insuring Executive's life in effect immediately prior to termination, provided that Executive's continued participation is possible under the general terms and provisions of such policy. In the event that Executive's continued participation in such policy is barred, FEI shall make a lump sum cash payment to Executive equal to the total premiums that would have been paid by FEI for such 30-month period, based on the rates in effect on the date of Termination of Executive's Employment. The maximum amount that FEI shall be obligated to pay pursuant to this Section 3.4 in premiums and payments to Executive shall be $40,000. The amount payable pursuant to Section 3.4, if any, shall be paid on the same date that the Section 3.1 payment is payable.
3.5All outstanding stock options held by Executive under all stock option and stock incentive plans of FEI shall become immediately exercisable in full and shall remain exercisable until the earlier of (a) two years after Termination of Executive's Employment or (b) the option expiration date as set forth in the applicable option agreement. All vesting and performance requirements shall be deemed fully satisfied, and all repurchase rights of FEI shall immediately terminate under all outstanding restricted stock awards held by the Executive . With respect to outstanding awards other than stock options and restricted stock (but including restricted stock units), Executive will immediately vest in and have the right to exercise such awards, all restrictions will lapse, and all performance goals or other vesting criteria will be deemed achieved at 100 percent target levels and all other terms and conditions met. Except as otherwise provided herein with respect to restricted stock unit awards granted prior to May 16, 2011, such awards will be paid or otherwise settled as soon as administratively practicable following the date of termination or, if later, the date of exercise (subject to Section 19, to the extent applicable). With respect to any restricted stock unit awards granted prior to May 16, 2011, notwithstanding any provision in this Agreement to the contrary, to the extent necessary to avoid imposition of any additional tax or income recognition under Section 409A of the Code, the vesting of, and any performance requirements with respect to, such restricted stock unit awards shall be accelerated in accordance with this Section 3.5, but such awards shall be settled at the same time or times as if such restricted stock units had vested in accordance with the vesting schedule and other provisions set forth in the applicable restricted stock unit award.

3.6Notwithstanding any provision in this Agreement, in the event that Executive would receive a greater after-tax benefit by receiving the Capped Benefit (as defined in the next sentence) than from the payments pursuant to this Agreement (the “Specified Benefits”), the Capped Benefit shall be paid to Executive and the Specified Benefits shall not be paid. The Capped Benefit is the Specified Benefits, reduced by the amount necessary to prevent any portion of the Specified Benefits from constituting “parachute payments” as defined in Section 280G(b)(2) of the Code, or any successor provision. In the event of a reduction in accordance with the preceding sentence, the reduction will occur in the following order: reduction of the cash severance pay provided pursuant to Sections 3.1 through 3.3, the vesting acceleration of outstanding equity awards provided pursuant to Section 3.5, and the Company-paid life insurance coverage (or the cash equivalent) provided pursuant to Section 3.4. For purposes of determining whether Executive would receive a greater after-tax benefit from the Capped Benefit than from the Specified Benefits, there shall be taken into account all payments and benefits Executive will receive upon a Change of Control (collectively, excluding the Specified Benefits, the “Change of Control Payments”) as determined in accordance with Section 280G of the Code and the regulations issued thereunder. To determine whether Executive's after-tax benefit from the Capped Benefit would be greater than Executive's after-tax benefit from the Specified Benefits, there shall be subtracted from the sum of the before-tax Specified Benefits and the Change of Control Payments (including the monetary value of any non-cash benefits) any excise tax that would be imposed under Code Section 4999 and all federal, state and local taxes required to be paid by Executive in respect of the receipt of such payments, assuming that such payments would be taxed at the highest marginal rate applicable to individuals in the year in which the Specified Benefits are to be paid or such lower rate as Executive advises FEI in writing is applicable to Executive. Unless FEI and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by FEI's independent public accountants or other nationally recognized accountants reasonably acceptable to both parties (the “Accountants”), whose determination shall be conclusive and binding upon Executive and FEI for all purposes. For purposes of making the calculations required by this Section, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. FEI and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. FEI shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.
4.Compensation Upon Termination and No Change of Control. In the event of a Termination of Executive's Employment (as defined in Section 7.1 of this Agreement) other than for Cause (as defined in Section 7.2 of this Agreement), death or Disability (as defined in Section 7.4 of this Agreement) that does not occur within 3 months prior to or 18 months following a Change of Control (as defined in Section 7.3 of this Agreement), and contingent upon Executive's execution of the Release of Claims without revocation (subject to Section 21) and compliance with Sections 9, 10 and 11, Executive shall be entitled to the following benefits:
4.1As severance pay and in lieu of any other compensation for periods subsequent to the date of Termination of Executive's Employment, FEI shall pay Executive, in a single lump sum payment an amount in cash equal to one and one-half (1 1/2) years of Executive's annual base pay at the rate in effect immediately prior to such date. Subject to Section 21, Executive's severance pay will be paid on the eighth day following execution of the Release of Claims without revocation.
4.2Pursuant to COBRA, a federal law, Executive is entitled to extend coverage under any FEI group health plan in which Executive and Executive's dependents are enrolled at the time of Termination of Executive's Employment. FEI will pay Executive monthly cash payments for a period of 18 months in an amount equal to two times the monthly cost Executive would incur to extend such coverage under the COBRA continuation laws Executive's group health and dental plan coverage in effect at the time of Termination of Executive's Employment. Executive may use these monthly payments for such COBRA continuation coverage, to purchase an individual medical insurance policy or for any other purpose. The initial payment pursuant to this Section 4.2 shall be paid on the same date that the Section 4.1 payment is payable and shall be in an amount equal to the monthly amount calculated as provided in this Section 4.2 multiplied by the number of whole months between the date Executive's coverage under any FEI group health plan ended and such payment date, and the remaining monthly payments shall be paid on the last payroll date of each subsequent calendar month through the end of the payment period specified in this Section 4.2. The payments pursuant to this Section 4.2 shall be treated as separate payments for purposes of Section 409A. FEI may unilaterally amend this Section 4.2 to the extent it deems reasonably necessary or advisable to avoid the imposition of excise taxes, penalties or similar charges on FEI under Section 4980D of the Code.
5.Tax Withholding; Subsequent Employment.
5.1All payments provided for in this Agreement are subject to applicable tax withholding obligations imposed by federal, state and local laws and regulations.
5.2The amount of any payment provided for in this Agreement shall not be reduced, offset or subject to recovery by FEI by reason of any compensation earned by Executive as the result of employment by another employer after termination.

6.Other Agreements or Arrangements. In the event that severance benefits are payable to Executive under any other agreement or arrangement with or plan or policy of FEI in effect at the time of Termination of Executive's Employment (including but not limited to any employment agreement or severance plan or policy, but excluding for this purpose any stock option agreement, restricted stock agreement or restricted stock unit agreement, or any plan under which any such stock options, shares of restricted stock or restricted stock units may have been issued, that may provide for accelerated vesting, extension of exercise periods, or related benefits upon the occurrence of a change in control, death or disability), the benefits provided in this Agreement shall be in lieu of the benefits provided in all such other agreements and arrangements.
7.Definitions.
7.1Termination of Executive's Employment. "Termination of Executive's Employment" means that FEI has terminated Executive's employment with FEI (including any subsidiary of FEI), provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by FEI. Termination of Executive's Employment shall include termination by Executive by written notice to FEI referring to the applicable paragraph of Section 7.1, for “Good Reason” based on:
(A)the assignment to Executive of a different title, job or responsibilities that results in a substantial decrease in the level of responsibility of Executive with respect to the surviving company after the Change of Control when compared to Executive's level of responsibility for FEI's operations prior to the Change of Control;
(B)a material reduction by FEI or the surviving company in Executive's base pay as in effect immediately prior to the Change of Control, other than a salary reduction that is part of a general salary reduction affecting employees generally;
(C)a significant reduction by FEI or the surviving company in total benefits available to Executive under cash incentive, stock incentive and other employee benefit plans after the Change of Control compared to the total package of such benefits as in effect prior to the Change of Control; or
(D)FEI or the surviving company requires Executive to be based more than 50 miles from where Executive's office is located immediately prior to the Change of Control except for required travel on company business to an extent substantially consistent with the business travel obligations which Executive undertook on behalf of FEI prior to the Change of Control.
Notwithstanding anything in the foregoing to the contrary, Termination of Executive's Employment by Executive will not be for Good Reason unless Executive notifies FEI in writing of the existence of the condition which Executive believes constitutes Good Reason within 90 days of the initial existence of such condition (which notice specifically identifies such condition), FEI fails to remedy such condition within 30 days after the date on which it receives such notice (the “remedial period”), and Executive actually terminates employment within 30 days after the expiration of the remedial period.
7.2Cause. Termination of Executive's Employment for “Cause” shall mean termination upon (a) the willful and continued failure by Executive to perform substantially Executive's reasonably assigned duties with FEI (other than any such failure resulting from Executive's incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Executive by the Board of Directors, the Chief Executive Officer, or the President of FEI, which specifically identifies the manner in which the Board of Directors or FEI believes that Executive has not substantially performed Executive's duties or (b) the willful engaging by Executive in illegal conduct which is materially and demonstrably injurious to FEI. No act, or failure to act, on Executive's part shall be considered “willful” unless done, or omitted to be done, by Executive without reasonable belief that Executive's action or omission was in, or not opposed to, the best interests of FEI. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors shall be conclusively presumed to be done, or omitted to be done, by Executive in the best interests of FEI.
7.3Change of Control. A Change of Control shall mean that one of the following events has taken place:
(A)any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of FEI representing more than twenty percent (20%) of the total voting power represented by FEI's then outstanding voting securities (other than to the extent such beneficial ownership arises from a voting agreement, proxy or similar document entered into in connection with and pertaining to a merger or similar transaction approved by FEI's Board);

(B)the consummation of the sale or disposition by FEI of all or substantially all of FEI's assets;
(C)the consummation of a merger or consolidation of FEI with any other corporation, other than a merger or consolidation which would result in the voting securities of FEI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of FEI or such surviving entity or its parent outstanding immediately after such merger or consolidation; or
(D)a change in the composition of the Board occurring within a one (1) year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are directors of FEI as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least two-thirds of the directors of FEI at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to FEI).
Notwithstanding anything in the foregoing to the contrary, no Change of Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in Executive, or a group of persons which includes Executive, acquiring, directly or indirectly, securities representing 20 percent or more of the voting power of outstanding securities of FEI.
7.4Disability. Termination of Executive's Employment based on “Disability” shall mean termination without further compensation under this Agreement, due to Executive's absence from Executive's full-time duties with FEI for 180 consecutive days as a result of Executive's incapacity due to physical or mental illness, unless within 30 days after notice of termination by FEI following such absence Executive shall have returned to the full-time performance of Executive's duties.
8.Successors; Binding Agreement.
8.1This Agreement shall be binding on and inure to the benefit of FEI and its Successors and assigns.
8.2This Agreement shall inure to the benefit of and be enforceable by Executive and Executive's legal representatives, executors, administrators and heirs. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive's right to compensation or other benefits will be null and void.
9.Resignation of Corporate Offices. Executive will resign Executive's office, if any, as a director, officer or trustee of FEI, its subsidiaries or affiliates and of any other corporation or trust of which Executive serves as such at the request of FEI, effective as of the date of Termination of Executive's Employment. Executive agrees to provide FEI such written resignation(s) upon request and that no severance will be paid until after such resignation(s) are provided.
10.Non-Competition. For the duration of Executive's employment with FEI and, if severance benefits are payable under Section 3 or 4 following the termination of such employment, for one and one-half years following the date of termination (collectively, the "Noncompete Period"), Executive will not, without the prior written consent of FEI, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with, or in any manner connected with, lend Executive's name to, lend Executive's credit to or render services or advice to, any business whose products or activities compete in whole or in part with the former, current or currently contemplated products or activities of FEI or any of its subsidiaries, in any state of the United States or in any country in which FEI or any of its subsidiaries sells products or conducts business; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. Executive agrees that this covenant is reasonable with respect to its duration, geographical area, and scope. During the Noncompete Period, Executive will, within ten days after accepting any employment, advise FEI of the identity of any employer of Executive. Receipt of the benefits provided under Sections 3 and 4 hereof is conditioned upon compliance by Executive with this Section.

11.Non-Solicitation; Non-Hire. For the Noncompete Period, Executive hereby agrees that Executive will not, directly or indirectly, either for himself or any other person: (a) induce or attempt to induce any employee of FEI or any of its subsidiaries to leave the employ of FEI or such subsidiary; (b) in any way interfere with the relationship between FEI and its subsidiaries and any employee of FEI or any of its subsidiaries; (c) employ, or otherwise engage as an employee, independent contractor or otherwise, any current or former employee of FEI or any of its subsidiaries, other than such former employees who have not worked for FEI or any of its subsidiaries in the prior 12 months; (d) induce or attempt to induce any customer, supplier, licensee or business relation of FEI or any of its subsidiaries to cease doing business with FEI or such subsidiary, or in any way interfere with the relationship between FEI and its subsidiaries and any customer, supplier, licensee or business relation of FEI or any of its subsidiaries; or (e) solicit business of any person known to Executive to be a customer of FEI or any of its subsidiaries, whether or not Executive had personal contact with such person, with respect to products or activities which compete in whole or in part with the former, current or currently contemplated products or activities of FEI and its subsidiaries or the products or activities of FEI and its subsidiaries in existence or contemplated at the time of termination of Executive's employment. Receipt of the benefits provided under Sections 3 and 4 are conditioned upon compliance by Executive with this Section.
12.Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon.
13.Amendment. No provision of this Agreement may be modified unless such modification is agreed to in a writing signed by Executive and FEI.
14.Severability. If any of the provisions or terms of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other terms of this Agreement, and this Agreement shall be construed as if such unenforceable term had never been contained in this Agreement.
15.Notices.
15.1General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to FEI in writing. In the case of FEI, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.
15.2Notice of Termination. Any termination by FEI for Cause or by Executive for Good Reason or otherwise shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, including the extent required by Section 7.1, and shall specify the date of termination.
16.Integration. This Agreement, together with the equity award grant notices and agreements that describe Executive's outstanding equity awards, FEI's standard form of indemnification agreement and indemnification policies, and FEI's standard form of confidentiality agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement, including but not limited to any equity award grant notices and agreements whether issued and entered into prior to, contemporaneously with, or following this Agreement, the terms of this Agreement will prevail except to the extent this Agreement is specifically referenced in such other agreement.
17.Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18.Arbitration. FEI and Executive agree that any and all disputes arising out of the terms of this Agreement, Executive's employment by FEI, Executive's service as an officer or director of FEI, or Executive's compensation and benefits, their interpretation, and any of the matters herein released, will be subject to binding arbitration in Portland, Oregon before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the Oregon Rules of Civil Procedure. FEI and Executive agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. FEI and Executive hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This Section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive's obligations under this Agreement.
19.Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
20.Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
21.Code Section 409A.
21.1Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Termination of Executive's Employment (other than due to death), then the severance benefits payable to Executive under this Agreement, if any, and any other severance payments or separation benefits that are subject to the requirements of Section 409A and not exempt therefrom under Treasury Regulation Section 1.409A-1(b) or otherwise (together, the “Deferred Compensation Separation Benefits”) otherwise due to Executive on or within the six (6) month period following Executive's termination will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the date of Executive's termination of employment. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six-month anniversary of his date of termination, then any payments delayed in accordance with this Section will be payable in a lump sum (less applicable withholding taxes) to Executive's estate as soon as administratively practicable after the date of Executive's death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.
21.2It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. FEI and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive.
21.3In no event will FEI or any of its subsidiaries or affiliates or their respective directors, employees or agents be liable for any additional tax, or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with, or be exempt from, the requirements of Section 409A.
22.Injunctive Relief. A breach of Executive's obligations under Sections 9, 10 and 11 of this Agreement may not be one which is capable of being easily measured by monetary damages and, consequently, Executive specifically agrees that such sections may be enforced by injunctive relief. Further, Executive specifically agrees that, in addition to such injunctive relief, and not in lieu of it, FEI may also bring suit for damages incurred by FEI as a result of a breach of Executive's obligations under such sections.
23.Term. This Agreement will expire on May 16, 2014.
24.Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

FEI COMPANY

By:
	Title:	Executive

EXHIBIT A
RELEASE OF CLAIMS
1.PARTIES.
The parties to this Release of Claims (hereinafter “Release”) are ___________________ and FEI Company, an Oregon corporation, as hereinafter defined.
1.1EXECUTIVE.
For the purposes of this Release, “Executive” means ___________________, and his attorneys, heirs, executors, administrators, assigns, and spouse.
1.2THE COMPANY.
For purposes of this Release the “Company” means FEI Company, an Oregon corporation, its predecessors and successors, corporate affiliates, and all of each corporation's officers, directors, employees, insurers, agents, or assigns, in their individual and representative capacities.
2.BACKGROUND AND PURPOSE.
Executive was employed by the Company. Executive's employment is ending effective __________ and such termination [is][is not] occurring within [3] months prior to or [18] months following a Change in Control as defined in Section 7.3 (“Change in Control”) of the Executive Change of Control and Severance Agreement dated effective May 16, 2011, between the Company and Executive (“Agreement”). Pursuant to Section [3][4] of the Agreement, FEI is required to make certain payments and/or provide certain benefits to Executive as a result of termination of Executive's employment.
The purpose of this Release is to settle, release and discharge all claims Executive may have against the Company, whether asserted or not, known or unknown, including, but not limited to, all claims arising out of or related to Executive's employment, any claim for reemployment, or any other claims, whether asserted or not, known or unknown, past or future, that relate to Executive's employment, compensation, reemployment, or application for reemployment.
3.RELEASE.
3.1    General Release.
Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Release, including, without limitation:
a)    Any and all claims relating to or arising from Executive's employment relationship with the Company and the termination of that relationship;
b)    Any and all claims relating to, or arising from, Executive's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
c)    Any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d)    Any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, any claim arising under the Oregon statutes dealing with employment and discrimination in employment, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, except as prohibited by law, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, except as prohibited by law, the Sarbanes-Oxley Act of 2002, Executive Order 11246, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Oregon wage and hour statutes, all as amended, any regulations under such authorities, and any applicable contract, tort, or common law theories;
e)    any and all claims for violation of the federal or any state constitution;
f)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
g)    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Release or the Agreement; and
h)    any and all claims for attorneys' fees and costs.
Executive agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law.
3.1Reservations of Rights.
This Release shall not affect any rights which Executive may have under any medical insurance, disability plan, workers' compensation, unemployment compensation, applicable company stock incentive plan(s), indemnifications, or the 401(k) plan maintained by the Company. This release does not extend to any obligations incurred under this Agreement.
3.2No Admission of Liability.
It is understood and agreed that the acts done and evidenced hereby and the Release granted in this Agreement is not an admission of liability on the part of Executive or the Company.
4.CONSIDERATION TO EXECUTIVE.
The Company shall pay to Executive the amounts described in the Agreement, subject to all terms and conditions therein.
5.NO DISPARAGEMENT.
Executive agrees that henceforth Executive will not disparage or make false or adverse statements about the Company. The Company may take actions consistent with breach of this Release should it determine that Executive has disparaged or made false or adverse statements about the Company. The Company agrees to follow the applicable policy(ies) regarding release of employment reference information.
6.CONFIDENTIALITY, PROPRIETARY, TRADE SECRET AND RELATED INFORMATION.
Executive shall not make unauthorized use or disclosure of any of the Company's confidential, proprietary or trade secret information, including, without limitation, its products, customers and suppliers. Moreover, Executive acknowledges that, subject to the enforcement limitations of applicable law, the Company reserves the right to enforce the terms of any employment agreement between the Executive and the Company. Should Executive or Executive's attorney or agents be requested in any judicial, administrative, or other proceeding to disclose confidential, proprietary or trade secret information Executive learned as an employee of the Company, Executive shall promptly notify the Company of such request by the most expeditious means in order to enable the Company to take any reasonable and appropriate action to limit such disclosure.
7.OPPORTUNITY FOR ADVICE OF COUNSEL.
Executive acknowledges that Executive has been, and hereby is, advised to seek advice of counsel with respect to this Release. Executive represents that he has carefully read and understands the scope and effect of the provisions of this Release.

8.ENTIRE RELEASE.
Executive and the Company acknowledge that no other party has made any promise, representation, or warranty, express or implied, not contained in this Release concerning the subject matter of this Release to induce this Release, and Executive and Company acknowledge that they have not executed this Release in reliance upon any such promise, representation, or warranty not contained in this Release. This Release represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Release and Executive's relationship with the Company, the termination thereof, and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Release and Executive's relationship with the Company, with the exception of the Agreement, the equity award grant notices and agreements that describe Executive's outstanding equity awards, the Company's standard form of indemnification agreement and indemnification policies, and the Company's standard form of confidentiality agreement.
9.SEVERABILITY.
Every provision of this Release is intended to be severable. In the event any term or provision of this Release is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction, such illegality or invalidity shall not affect the remaining terms and provisions of this Release, which terms and provisions shall remain binding and enforceable.
10.ACKNOWLEDGMENTS.
Executive acknowledges that the Release provides severance pay and benefits which the Company would otherwise have no obligation to provide.
Executive acknowledges that he is waiving and releasing any rights he may have under the ADEA, and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Release. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.
11.REVOCATION.
As provided by the Older Workers Benefit Protection Act, Executive shall have up to twenty-one (21) days to consider this Release. For a period of seven (7) days from execution of this Release, Executive may revoke this Release by so indicating in a signed writing delivered to the Company during the seven- (7) day revocation period. This Release shall not be effective until after the revocation period has expired. In the event Executive signs this Release and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Release. Executive acknowledges and understands that revocation must be accomplished by a written notification to the Company's General Counsel that is received prior to the Effective Date of this Release. Upon receipt of Executive's signed Release, the end of the revocation period without revocation by Executive and, to the extent applicable with respect to severance payments or separation benefits that may be considered deferred compensation under Section 409A, the expiration of the six (6) month period specified in Section 19 of the Agreement, the payments described in paragraph 4 above will be made by the Company to Executive in accordance with paragraph 4.
12.    NO PENDING OR FUTURE LAWSUITS.
Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.
13.    BREACH.
Executive acknowledges and agrees that any material breach of this Release, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Release and the Agreement, except as provided by law.

14.    ARBITRATION.
Executive and the Company agree that any and all disputes arising out of the terms of this Release or the Agreement, Executive's employment by the Company, Executive's service as an officer or director of the Company, or Executive's compensation and benefits, their interpretation, and any of the matters herein released, will be subject to binding arbitration in Portland, Oregon before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the Oregon Rules of Civil Procedure. Executive and the Company agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. Executive and the Company hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This Section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over Executive and the Company and the subject matter of their dispute relating to Executive's obligations under this Agreement.
15.    TAX CONSEQUENCES.
The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on his behalf under the terms of this Release or the Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive's failure to pay or the Company's failure to withhold, or Executive's delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys' fees and costs.
16.    ATTORNEYS' FEES.
Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Executive or the Company brings an action to enforce or effect its rights under this Release, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys' fees incurred in connection with such an action.
17.    COUNTERPARTS.
This Release may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
18.    NO ORAL MODIFICATION.
This Release may only be amended in a writing signed by Executive and the Company.
19.    GOVERNING LAW.
This Release shall be construed, interpreted, governed, and enforced in accordance with Oregon law.
20.    EFFECTIVE DATE.
Each party to this Release has seven (7) days after that party signs this Release to revoke it. This Release will become effective on the eighth day after it has been signed by both parties, so long as it is not revoked by either party before that date (the “Effective Date”).
21.    VOLUNTARY EXECUTION OF RELEASE.
Executive understands and agrees that he executed this Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that:
21.1    He has read this Release;
21.2    He has been represented in the preparation, negotiation, and execution of this Release by legal counsel of his own choice or has elected not to retain legal counsel;

21.3    He understands the terms and consequences of this Release and of the releases it contains; and
21.4    He is fully aware of the legal and binding effect of this Release.

Dated:

[Name of Executive]

STATE OF OREGON     )
        ) ss.
County of         )
Personally appeared the above named ________________________ and acknowledged the foregoing instrument to be his or her voluntary act and deed.
Before me:

Notary Public for
My commission expires:
FEI COMPANY

By:	Dated:

Its:
On Behalf of "Company"